Exhibit 107.1
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
James River Group Holdings, Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, $0.0002 Par Value per Share	Other(1)	811,500(2)	$23.02(1)	$18,680,730(1)	$110.20 per $1,000,000.00	$2,058.62
Total Offering Amount					$18,680,730(1)	$110.20 per $1,000,000.00	$2,058.62
Total Fee Offsets							$—
Net Fee Due							$2,058.62
(1) Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock, as reported on the NASDAQ Global Select Market on October 26, 2022.
(2) This Registration Statement covers 811,500 common shares, par value $0.0002 per share (the “Common Shares”) of James River Group Holdings, Ltd., reserved for issuance under the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan, as amended (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of Common Shares that may be offered or issued under the Plan as a result of future stock splits, stock dividends or similar transactions effected that result in an increase to the number of outstanding Common Shares.